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                                  EXHIBIT 99.2

                    CONSULTING AGREEMENT DATED MAY 17, 1995
                                BY AND BETWEEN
     THE SEIBELS BRUCE GROUP, INC. AND AMERICAN SOUTHERN INSURANCE COMPANY





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                                                                    EXHIBIT 99.2

                              CONSULTING AGREEMENT


         This Agreement is made and entered into this 17th day of May, 1995, by and between The Seibels Bruce Group, Inc., an insurance holding company, hereinafter referred to as "Seibels" and American Southern Insurance Companies, hereinafter referred to as "American."

1. SERVICES TO BE PROVIDED: In accordance with the terms of this Agreement, American will provide;

         a. Continuing advice and counsel to the management of Seibels in the development of a strategic operating and restructuring plan for Seibels and its subsidiary companies; and

         b. American personnel to spend approximately two (2) days per week at Seibels to carry out the aforementioned services. Pursuant to this Agreement, American will provide recommendations to Seibels but Seibels will retain all authority to take any action it deems appropriate with respect to American's recommendations.

2. INFORMATION: Seibels shall make available to American all financial and other information concerning its business and operations which American may reasonably request. Any restricted or confidential information provided to American by Seibels will be kept by American in strictest confidence and not released to any third parties unless in American's judgment, said release is necessary to provide its services to Seibels in accordance with this Agreement.

3. COMPENSATION: American shall receive no fee for its services. Seibels agrees to reimburse American for all of its reasonable out-of-pocket expenses incurred in connection with this assignment. It is anticipated that such out-of-pocket expenses shall be billed monthly, in arrears and shall be paid within thirty (30) days of receipt.

4. TERM: The term of this Agreement shall be six (6) months from the date hereof and shall automatically terminate at that time. This Agreement shall be cancelable by American upon ten (10) days written notice. Seibels may cancel this Agreement upon entering a definitive agreement with any party for the purchase of all or substantially all of its assets.

5. CONFIDENTIALITY AND OWNERSHIP: American agrees that the services to be performed for Seibels hereunder are of a confidential nature and American will not disclose any non-public information regarding Seibels without prior consent of Seibels unless required by law or regulation, or in the judgment of American, said disclosure is necessary to provide its services to Seibels in accordance with this Agreement. American further agrees that any written material or other work produced specifically for Seibels is the property of Seibels. Upon any termination of this Agreement, American shall, upon written request by Seibels, promptly deliver to Seibels all materials specifically produced for it including any confidential information provided by Seibels





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to American during the course of this engagement.

6. INDEMNIFICATION AND REIMBURSEMENT: Seibels shall indemnify American and hold it harmless against any and all losses, claims, damages or liabilities to which American may become subject arising in any manner out of or in connection with the rendering of services by American, hereunder, unless it is judicially determined that such losses, claims, damages or liabilities resulted directly from the negligence or misconduct of American. Additionally, Seibels will make a good faith effort to have American added as a named insured to any appropriate liability policies that it may have.

7. NOTICE: Any notice required or permitted to be given under this Agreement or any written approval as required hereunder shall be deemed given and sufficient if (a) in writing and if sent by registered or certified mail; or (b) by telecopier as follows:

         (i)     If to Seibels:

                 John C. West
                 Chairman of the Board
                 Seibels Bruce Group, Inc.
                 P.O. Box One
                 1501 Lady Street
                 Columbia, South Carolina 29201
                 Fax#: 1-803-748-2839

                 with a copy to:

                 John C. West, Jr., Esquire
                 1111 Broad Street, 4th Floor
                 P.O. Box 661
                 Camden, South Carolina 29020
                 Fax#: 1-803-432-0550

         (ii)    If to American:

                 Roy S. Thompson, Jr.
                 Chairman of the Board
                 American Southern Insurance Companies
                 Post Office Box 723030
                 Atlanta, Georgia 30339
                 Fax#: 1-404-266-8327





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8.       AMENDMENT; GOVERNING LAW:  This Agreement may not be amended or modified except in writing and shall be governed by and construed in accordance with the laws of the State of South Carolina. Seibels and American hereby irrevocably and unconditionally consent to submit to the exclusive jurisdiction of the courts of the State of South Carolina and of the United States District Courts located in the City of Columbia for any lawsuits, claims or other proceedings arising out of or relating to this Agreement and agree not to commence any such lawsuit, claim or other proceeding except in such courts. Seibels and American hereby irrevocably and unconditionally waive any objection to the laying of venue of any lawsuit, claim, or other proceeding arising out of or relating to this Agreement in the courts of the State of South Carolina or the United States District Courts located in the City of Columbia, and hereby further irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such lawsuit, claim or other proceeding brought in any such court has been brought in an inconvenient forum.

9. RIGHT OF FIRST REFUSAL: At any time during the term of this Agreement and also for ten (10) days after the conclusion thereof, American shall have a right of first refusal with respect to any proposal (the "Offer"), received by Seibels from a third party for the purchase of all or substantially all of the assets of Seibels for which the Board of Directors recommends acceptance to the shareholders. Upon said action by the Board, the offer shall be communicated in writing to American. American shall notify Seibels in writing within ten
(10) days after the receipt of the offer of its intent to exercise its right of first refusal or said right is terminated with respect to said offer.
American, after notifying Seibels that it intends to exercise its right of first refusal, shall have an additional forty-five (45) days from the date it notifies Seibels of its intent, in which to enter into a definitive agreement for the purchase of Seibels. If American fails to enter into a definitive agreement within the forty-five (45) day period, then its right of first refusal with respect to the offer made by that Purchaser as well as any subsequent offer made by the same Purchaser is terminated.





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         IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the day and year first above written.



                                          THE SEIBELS BRUCE GROUP, INC.

                                          By:      /s/ John C. West
                                                   ----------------------------
                                                   John C. West
                                                   Chairman of the Board


                                          AMERICAN SOUTHERN INSURANCE COMPANIES

                                          By:      /s/ Roy S. Thompson, Jr.
                                                   ----------------------------
                                                   Roy S. Thompson, Jr.
                                                   Chairman of the Board





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